Exhibit 99.1

MEDCATH CONTACTS:
O. Edwin French	James E. Harris
President/Chief Executive Officer	Chief Financial Officer
(704) 708-6600	(704) 708-6600
MedCath Corporation announces stock repurchase program
     CHARLOTTE, N.C., Nov 14, 2007 — MedCath Corporation (Nasdaq: MDTH), a healthcare provider focused on high acuity healthcare services including the diagnosis and treatment of cardiovascular disease, today announced its Board of Directors has approved a stock repurchase program of up to $59.0 million. The purchases will be made from time to time in the open market or in privately negotiated transactions in accordance with applicable federal and state securities laws and regulations. The extent to which the Company repurchases its common shares and the timing of such repurchases will depend upon stock price, general economic and market conditions and other corporate considerations. The repurchase program may be discontinued at any time.
     MedCath Corporation, headquartered in Charlotte, N.C., is a healthcare provider focused on high acuity services with the diagnosis and treatment of cardiovascular disease being a primary service offering. MedCath owns interests in and operates eleven hospitals with a total of 667 licensed beds, located in Arizona, Arkansas, California, Louisiana, New Mexico, Ohio, South Dakota, and Texas. In addition, MedCath and its subsidiary MedCath Partners manage the cardiovascular program at various hospitals and provide services in diagnostic and therapeutic facilities in various states.
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     Parts of this announcement contain forward-looking statements that involve risks and uncertainties. Although management believes that these forward-looking statements are based on reasonable assumptions, these assumptions are inherently subject to significant economic, regulatory and competitive uncertainties and contingencies that are difficult or impossible to predict accurately and are beyond our control including, but not limited to, enactment of changes in federal law that would limit physician hospital ownership. Actual results could differ materially from those projected in these forward-looking statements. We do not assume any obligation to update these statements in a news release or otherwise should material facts or circumstances change in ways that would affect their accuracy.
     These various risks and uncertainties are described in detail in “Risk Factors” in MedCath’s Registration Statement on Form S-3/A filed with the Securities and Exchange Commission on March 29, 2007 and its Quarterly Report on Form 10-Q for the quarter ended June 30, 2007. Copies of this registration statement and Form 10-Q, including exhibits, are available on the internet site of the Securities and Exchange Commission at http://www.sec.gov.